For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2008 Fourth Quarter, Full-Year Results

NORFOLK, Neb., March 16, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 123 hotels in 24 states, today announced its results for the fourth quarter and year ended December 31, 2008.

Revenues from continuing operations for the 2008 fourth quarter decreased slightly, 0.2 percent to $26.6 million, compared to the year-ago period, and rose 12.7 percent to $121.9 million for the full year. Net income available to common shareholders was $3.0 million, or $0.14 per diluted share, for the 2008 fourth quarter, compared to a loss of $(0.6) million, or $(0.03) per diluted share, in the 2007 same quarter. For the full year 2008, net income available to common shareholders increased 75.6 percent to $5.5 million from $3.1 million in 2007, primarily attributable to the net proceeds derived from the sale of two hotels in December 2008.

Funds from operations (FFO) decreased 55.1 percent to $1.2 million, or $0.06 per diluted share, for the 2008 fourth quarter, compared to $2.7 million, or $0.13 per diluted share, in the same 2007 period. FFO for the full year 2008 declined 3.0 percent to $14.9 million or $0.70 per diluted share, compared to $15.4 million, or $0.73 per diluted share, for the full year 2007.

Earnings before interest, taxes, depreciation and amortization, minority interest and preferred stock dividends (Adjusted EBITDA) increased 75.9 percent to $10.7 million for the 2008 fourth quarter and improved 22.4 percent to $35.8 million for the full year 2008.

2008 Highlights

Significant 2008 events include:

•	purchase of 10 additional hotels;
•	offering of 332,500 shares of 10% Series B Cumulative Preferred Stock completed in June 2008 with net proceeds of $7.7 million;
•	sale of two hotels in December 2008; and
•	agreement entered into in December 2008 for a $46 million, three-year credit facility with Great Western Bank, which replaced a $34 million facility.

“The economy felt the full force of the recession in the fourth quarter, which impacted our portfolio in virtually every market,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “Both business and leisure travel declined during the quarter. We derive an important amount of business from construction workers. With construction activity down significantly, we saw corresponding declines in this segment. However, we believe we will benefit from the construction activity related to the stimulus package when it begins to take effect.

“Our total portfolio’s revenue per available room (RevPAR) was down 6.8 percent in the fourth quarter, compared to the average industry decline of 9.8 percent, as reported by Smith Travel Research,” he noted. “We believe that travelers and corporations have made some adjustments to travel budgets as they seek more affordable accommodations that also offer a quality guest experience. This is a trend typically seen during a recession, a pattern which to date has mirrored trends from previous downturns. Our portfolio is targeted to guests who seek clean, friendly and affordable accommodations, and as growing numbers of guests gravitate to our hotel segment, we expect to continue to see modest benefits from that trend. Our goal is to retain as many of these new guests as possible when the economy rebounds.”

Fourth Quarter Results

The company had net income of $3.3 million for the 2008 fourth quarter, compared to a net loss of $(0.4) million for the same 2007 period. The company historically experiences a net loss in the fourth quarter, its slowest period. However, the 2008 fourth quarter resulted in net income due to a $5.6 million gain being recognized on the sale of two hotels in the fourth quarter, partially offset by a loss from continuing operations of $(1.3) million and a $(1.0) million loss from discontinued operations. All income and expenses related to sold hotels are classified as discontinued operations.

After recognition of dividends for preferred stock shareholders, net income available to common shareholders was $3.0 million, or $0.14 per diluted share, for the 2008 fourth quarter, compared with a net loss of $(0.6) million, or $(0.03) per diluted share, for the like 2007 period.

Fourth quarter 2008 revenues decreased $0.1 million, or 0.2 percent, of which $1.8 million was due to revenue decline from the same-store portfolio, which was offset by a $1.7 million revenue increase due to the acquisition of 10 properties during the year. The company’s same-store 76 economy hotels reported a 4.8 percent decrease in RevPAR to $24.52 in the 2008 fourth quarter, led by a 5.2 percent drop in occupancy to 54.4 percent and slightly offset by a 0.5 percent increase in average daily rate (ADR) to $45.05. The company’s eight same-store extended-stay hotels reported a 15.8 percent decrease in RevPAR to $14.67, as a result of an 18.6 percent drop in occupancy to 57.0 percent, and offset by a 3.4 percent rise in ADR to $25.73.

Fourth quarter RevPAR for the company’s same-store 29 midscale without food and beverage hotels decreased 7.7 percent to $37.91, led by an 8.2 percent drop in occupancy to 53.8 percent, offsetting a 0.5 percent increase in ADR to $70.42.

The same-store portfolio of 113 hotels in the 2008 fourth quarter, compared with the same period a year earlier, reported a 7.8 percent decrease in occupancy, partially offset by a 1.3 percent increase in ADR for a 6.6 percent decline in RevPAR, compared to a 9.8 percent RevPAR decline for the industry, as reported by Smith Travel Research.

Hotel and property operations expenses from continuing operations for the 2008 fourth quarter rose $0.9 million, or 4.6 percent, of which $1.4 million was related to hotel acquisitions, offset by a $0.5 million decrease in same-store expenses.

Interest expense from continuing operations decreased by $0.3 million due primarily to interest rate reductions and repayment of a bridge loan, which was outstanding during the year-ago period. Depreciation and amortization expense from continuing operations rose $0.5 million in the 2008 fourth quarter over the same period in 2007, primarily related to hotel acquisitions.

Property operating income (POI) is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses. For the 2008 fourth quarter, POI from continuing operations decreased $1.0 million, or 14.0 percent, compared to the year-ago period. Same-store POI decreased by $1.3 million while new hotel acquisitions added $0.3 million.

General and administration expense from continuing operations for the 2008 fourth quarter dropped $0.3 million, or 30.5 percent, compared to the year-ago period. The decrease is related primarily to reduction in professional fees, due diligence costs related to potential acquisitions and the absence of bonus accruals for 2008.

Schulte noted that Supertel’s operators responded quickly to the rapidly deteriorating economy throughout the quarter, appropriately cutting costs while maintaining guest satisfaction levels. “Our management companies have extensive experience, including the experience of operating in a down cycle of the economy. We have worked closely with them over the past 18 months to tighten controls over costs and saw the benefits during the fourth quarter,” he said. “We were able to slightly increase rates during the quarter, and it is our intent to try to hold the line on nominal rack room rates.

“Concurrently, our operators are searching for new sources of business, especially government contracts, military, tour groups and corporate lodging accumulators,” he added. “Some of this new business may be at lower rates, but as long as it generates positive cash flow to meet our operating costs and debt service needs, we will aggressively seek it out.”

While focusing on top line revenues, Schulte said that the company is working with its operators to control variable costs as much as possible. “Labor costs were particularly targeted using minutes per room monitoring techniques, coupled with incentive programs for both staff and general managers when they met or exceeded targets set by management.”

Acquisitions/Dispositions

During January 2008, the company acquired 10 hotels with 724 rooms for approximately $22.0 million. The properties include two Days Inns in Sioux Falls, S.Dak.; a Super 8 in Green Bay, Wis.; and seven hotels in Kentucky, consisting of two Comfort Inns, a Comfort Suites, two Days Inns, a Sleep Inn and a Quality Inn.

In December 2008, the company sold two hotels for approximately $12 million, which resulted in a gain on sale of approximately $5.6 million. The properties included a Hampton Inn located in Tampa, Fla. and a Comfort Inn in Gettysburg, Pa. Net proceeds from the sale of these two hotels added liquidity by reducing debt on the company’s balance sheet while adding overall value to shareholder equity by recognizing gains on sale of assets.

“The proceeds from the transactions were used to reduce debt. The two closed transactions demonstrate that there is a market for our type of hotels, even in today’s market. We will continue to evaluate our portfolio and expect to periodically make dispositions in 2009 and beyond when it makes economic sense.”

Balance Sheet

The company has taken several steps to strengthen its balance sheet. In December, the company signed a three-year credit facility with Great Western Bank. It replaced a $34 million facility that was due to expire in February 2009.

“We have approximately $23.0 million of debt coming due later this year, which we intend to renew or replace,” said Donavon A. Heimes, Supertel’s chief financial officer. “The Great Western Bank loan gives us significant flexibility with our debt structure, as it includes a $10 million facility, which is specifically set aside for refinancing other lenders’ debt.”

In January 2009, the company announced that it had cancelled the conversion rights on its Series A Preferred Stock after the close of business on February 19, 2009. Cancellation of the rights does not affect payment of the monthly dividend of $0.06667 per share on the outstanding Series A Preferred Stock.

Dividends

Supertel declared a common stock dividend of $0.08 in the 2008 fourth quarter, which was paid on February 2, 2009 to shareholders of record as of December 31, 2008. As previously announced, the dividend was approximately 63 percent of the amount declared in the 2007 fourth quarter.

Outlook

“The economy continues to struggle, and it likely will be at least several quarters before there is any meaningful rebound,” Schulte said. “We and our operators have extensive experience in operating in this phase of the economic cycle and believe our portfolio is well positioned to provide value to today’s guest, as well as to retain some of that business as the economy improves.

“We are focused on finding new sources of business while carefully monitoring costs,” he added. “Improving liquidity will allow us to take advantage of opportunities that will arise when the economic cycle begins to turn upward.”

Supertel invested $11.2 million in 2008 for capital expenditure improvements to its properties. “Our portfolio is currently in good physical condition, which will allow us to preserve additional capital by reducing our capital expenditure budget to approximately $4.0 million for 2009.”

About Supertel Hospitality, Inc.

As of March 16, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 123 hotels comprised of 10,702 rooms in 24 states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet for the years ended December 31, 2008 and 2007. The Company owned 123 and 115 hotels, respectively.

(in thousands, except per share data).

	As of
	December 31, 2008	December 31, 2007

	(Unaudited)

ASSETS
Investments in hotel properties	$ 400,872	$ 376,240
Less accumulated depreciation	86,991	75,295
	313,881	300,945

Cash and cash equivalents	712	1,166
Accounts receivable	2,401	2,242
Prepaid expenses and other assets	2,903	4,725
Deferred financing costs, net	1,580	1,947

	$ 321,477	$ 311,025

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 13,697	$ 12,401
Long-term debt	202,806	196,840
	216,503	209,241

Minority interest in consolidated partnerships, redemption value $3,879 and $9,544
	9,842	10,178
Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312
	7,662	-

SHAREHOLDERS' EQUITY
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270 and 932,026 shares outstanding, liquidation preference of $8,033 and $9,320
	8	9
Common stock, $.01 par value, 100,000,000 shares authorized; 20,924,677 and 20,696,126 shares outstanding
	209	207
Additional paid-in capital	112,804	112,792
Distributions in excess of retained earnings	(25,551)	(21,402)
	87,470	91,606

	$ 321,477	$ 311,025

The following table sets forth the Company’s results of operations for the three and twelve months ended December 31, 2008 and 2007, respectively.

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	Unaudited 2008	Unaudited 2007	Unaudited 2008	2007

REVENUES
Room rentals and other hotel services	$ 26,640	$ 26,705	$ 121,927	$ 108,156

EXPENSES
Hotel and property operations	20,688	19,786	88,815	76,302
Depreciation and amortization	3,775	3,238	14,645	11,825
General and administrative	746	1,073	3,696	3,864
	25,209	24,097	107,156	91,991

EARNINGS BEFORE NET LOSSES ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, IMPAIRMENT LOSSES, MINORITY INTEREST AND INCOME TAX BENEFIT

	1,431	2,608	14,771	16,165

Net losses on dispositions of assets	-	(4)	(2)	(15)
Other income	38	62	129	177
Interest expense	(3,311)	(3,576)	(13,541)	(12,575)
Impairment losses	(250)	-	(250)	-
Minority interest	170	(27)	(164)	(311)

EARNINGS (LOSS) BEFORE INCOME TAXES	(1,922)	(937)	943	3,441

Income tax benefit	650	514	866	321

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(1,272)	(423)	1,809	3,762

DISCONTINUED OPERATIONS
Income from discontinued operations	4,610	8	4,847	316

NET EARNINGS (LOSS)	3,338	(415)	6,656	4,078

Preferred stock dividend	(369)	(199)	(1,160)	(948)

NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
	$ 2,969	$ (614)	$ 5,496	$ 3,130

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC:
EPS from continuing operations	$ (0.08)	$ (0.03)	$ 0.03	$ 0.14
EPS from discontinued operations	$ 0.22	$ -	$ 0.23	$ 0.01
EPS Basic	$ 0.14	$ (0.03)	$ 0.26	$ 0.15

NET EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
EPS Diluted	$ 0.14	$ (0.03)	$ 0.26	$ 0.15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In thousands, except per share data:

	Three months ended December 31,		Twelve months ended December 31,

	unaudited 2008	unaudited 2007	unaudited 2008	2007

Weighted average number of shares outstanding for EPS
basic	20,924	20,600	20,840	20,197
diluted	20,924	20,600	20,840	20,217
Weighted average number of shares outstanding for FFO per share
basic	20,924	20,600	20,840	20,197
diluted	20,924	22,358	22,346	22,343

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	20,924	20,600	20,840	20,217
Common stock issuable upon exercise or conversion of:
Options	-	12	-	-
Warrants	-	-	-	8
Series A Preferred Stock	-	1,746	1,506	2,118
FFO per share diluted shares	20,924	22,358	22,346	22,343

Reconciliation of net earnings (loss) to FFO-Unaudited
Net earnings (loss) available to common shareholders	$ 2,969	$ (614)	$ 5,496	$ 3,130
Depreciation and amortization, including disc ops	3,837	3,334	14,982	12,211
Net (gains) losses on disposition of assets	(5,583)	4	(5,581)	17
FFO	$ 1,223	$ 2,724	$ 14,897	$ 15,358

FFO per share - basic	$ 0.06	$ 0.13	$ 0.71	$ 0.76
FFO per share - diluted	$ 0.06	$ 0.13	$ 0.70	$ 0.73

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited, in thousands:

	Three months ended December 31,		Twelve months ended December 31,

	2008	2007	2008	2007

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA
Net earnings (loss) available to common shareholders	$ 2,969	$ (614)	$ 5,496	$ 3,130
Interest expense, including disc ops	3,376	3,658	13,848	12,908
Income tax benefit, including disc ops	(117)	(533)	(305)	(304)
Depreciation and amortization, including disc ops	3,837	3,334	14,982	12,211
EBITDA	10,065	5,845	34,021	27,945
Minority interest, including disc ops	247	28	603	337
Preferred stock dividend	369	199	1,160	948
Adjusted EBITDA	$ 10,681	$ 6,072	$ 35,784	$ 29,230

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and minority interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s hotel properties for the three and twelve months ended December 31, 2008 and 2007, respectively. The Company owned 123 and 115 hotels at December 31, 2008 and 2007, respectively. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,

	2008	2007	2008	2007
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B **	$ 37.91	$ 41.06	$ 44.04	$ 46.80
Economy	$ 24.52	$ 25.76	$ 30.83	$ 30.31
Extended Stay	$ 14.67	$ 17.42	$ 16.31	$ 17.78
Total	$ 26.31	$ 28.16	$ 32.47	$ 33.28

Average daily room rate (ADR):
Midscale w/o F&B **	$ 70.42	$ 70.09	$ 70.75	$ 71.95
Economy	$ 45.05	$ 44.84	$ 48.51	$ 48.24
Extended Stay	$ 25.73	$ 24.89	$ 25.13	$ 25.79
Total	$ 48.18	$ 47.54	$ 51.23	$ 51.57

Occupancy percentage:
Midscale w/o F&B **	53.8%	58.6%	62.2%	65.0%
Economy	54.4%	57.4%	63.5%	62.8%
Extended Stay	57.0%	70.0%	64.9%	68.9%
Total	54.6%	59.2%	63.4%	64.5%

Unaudited-In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,

	2008	2007	2008	2007

Total Hotels:
Revenue per available room (RevPAR):	$ 26.24	$ 28.16	$ 30.19	$ 31.85
Average daily room rate (ADR):	$ 48.48	$ 47.54	$ 49.72	$ 49.96
Occupancy percentage:	54.1%	59.2%	60.7%	63.8%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 25,853	$ 25,891	$ 118,471	$105,017
Telephone revenue	65	90	344	462
Other hotel service revenues	722	724	3,112	2,677
Total revenue from room rentals and other hotel services	$ 26,640	$ 26,705	$ 121,927	$108,156

Room rentals and other hotel services
Same Store locations *	$ 24,921	$ 26,705	$ 80,748	$ 82,713
Acquisitions	1,719	-	41,179	25,443
Total room rental and other hotel services	$ 26,640	$ 26,705	$ 121,927	$108,156

Hotel and property operations expense
Same Store locations *	$ 19,253	$ 19,786	$ 57,705	$ 58,397
Acquisitions	1,435	-	31,110	17,905
Total hotel and property operations expense	$ 20,688	$ 19,786	$ 88,815	$ 76,302

Property Operating Income ("POI")
Same Store locations *	$ 5,668	$ 6,919	$ 23,043	$ 24,316
Acquisitions	284	-	10,069	7,538
Total property operating income	$ 5,952	$ 6,919	$ 33,112	$ 31,854

POI as a percentage of revenue from room rentals
and other hotel services
Same Store locations *	22.7%	25.9%	28.5%	29.4%
Acquisitions	16.5%	-	24.5%	29.6%
Total POI as a percentage of revenue	22.3%	25.9%	27.2%	29.5%

* Same Store reflects 113 hotels owned as of October 1, 2007 for the three months ended December 31, 2008 and 2007, and 86 hotels owned as of January 1, 2007 for YTD 2008, and 2007. Hotel acquisitions which were excluded from same store calculations for the three months ended December 31, 2008 and 2007 were the 10 hotels acquired during 2008. Hotel acquisitions which were excluded from same store calculations for the twelve months ended December 31, 2008 and 2007 were the 37 hotels acquired during 2008 and 2007.

** “w/o F & B” indicates without food and beverage.

RECONCILIATION OF NET EARNINGS (LOSS) TO POI-UNAUDITED:	Three months ended December 31,		Twelve months ended December 31,

	2008	2007	2008	2007
Net earnings (loss)	$ 3,338	$ (415)	$ 6,656	$ 4,078
Depreciation and amortization, including disc ops	3,837	3,334	14,982	12,211
Net (gain) loss on disposition of assets, including disc ops	(5,583)	4	(5,581)	17
Other income	(38)	(62)	(129)	(177)
Interest expense, including disc ops	3,376	3,658	13,848	12,908
Minority interest, including disc ops	247	28	603	337
General and administrative expense	746	1,073	3,696	3,864
Impairment losses	250	-	250	-
Income tax benefit, including disc ops	(117)	(533)	(305)	(304)
Room rentals and other hotel services - discontinued operations	(555)	(701)	(3,058)	(3,475)
Hotel and property operations expense - discontinued operations	451	533	2,150	2,395
POI	$ 5,952	$ 6,919	$ 33,112	$ 31,854

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended December 31, 2008 and 2007, respectively. The comparisons of same store operations are for 113 hotels owned as of October 1, 2007. Hotel acquisitions which were excluded from same store calculations for the three months ended December 31, 2008 and 2007 were 10 hotels acquired during 2008. The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

		Three months ended December 31, 2008				Three months ended December 31, 2007
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 30.44	61.1%	$ 49.81	214	$ 32.73	68.8%	$47.55
West North Central	2,841	28.57	60.7%	47.10	2,841	29.21	62.1%	47.02
East North Central	998	37.61	59.1%	63.62	998	39.81	63.5%	62.68
Middle Atlantic/New England	256	36.63	51.2%	71.59	256	38.50	59.1%	65.09
South Atlantic	4,619	21.33	49.7%	42.91	4,619	24.26	56.5%	42.96
East South Central	594	30.18	56.0%	53.86	594	31.50	58.6%	53.76
West South Central	456	25.19	53.8%	46.82	456	23.29	56.2%	41.46
Total Same Store	9,978	$ 26.31	54.6%	$ 48.18	9,978	$ 28.16	59.2%	$47.54

Acquisitions	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
West North Central	165	$ 28.03	55.7%	$ 50.29	-	$ -	-	$ -
East North Central	83	32.98	49.2%	67.07	-	-	-	-
East South Central	476	22.85	44.1%	51.87	-	-	-	-
Total Acquisitions	724	$ 25.19	47.3%	$ 53.25	-	$ -	-	$ -

Total Hotel Portfolio	10,702	$ 26.24	54.1%	$ 48.48	9,978	$ 28.16	59.2%	$47.54

States included in the Regions
Mountain		Idaho and Montana
West North Central		Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central		Indiana and Wisconsin
Middle Atlantic/New England		Maine and Pennsylvania
South Atlantic		Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central		Alabama, Kentucky and Tennessee
West South Central		Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the twelve months ended December 31, 2008 and 2007, respectively. The comparisons of same store operations are for 86 hotels owned as of January 1, 2007. Hotel acquisitions which were excluded from same store calculations for the twelve months ended December 31, 2008 and 2007 were 37 hotels acquired during 2008 and 2007. The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

	2008				2007
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
West North Central	2,841	$ 31.19	65.0%	$ 47.99	2,841	$ 30.51	64.2%	$47.49
East North Central	881	43.76	64.9%	67.48	881	44.97	65.5%	68.64
Middle Atlantic/New England	193	46.93	63.9%	73.44	193	47.13	64.8%	72.74
South Atlantic	2,103	27.89	62.2%	44.85	2,103	30.83	66.3%	46.49
East South Central	443	34.60	56.6%	61.15	443	34.83	57.6%	60.42
West South Central	132	29.04	60.0%	48.41	132	28.52	58.7%	48.63
Total Same Store Hotels	6,593	$ 32.47	63.4%	$ 51.23	6,593	$ 33.28	64.5%	$51.57

Acquisitions	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 38.02	73.2%	$ 51.97	214	$ 39.70	79.5%	$49.96
West North Central	165	31.90	58.9%	54.17	-	-	-	-
East North Central	200	33.40	67.2%	49.73	117	33.02	80.5%	41.01
Middle Atlantic/New England	63	37.77	49.9%	75.63	63	39.71	61.6%	64.42
South Atlantic	2,516	24.20	54.6%	44.28	2,516	26.02	57.1%	45.61
East South Central	627	26.92	53.2%	50.61	151	25.63	68.6%	37.35
West South Central	324	27.44	59.6%	46.04	324	26.75	66.7%	40.10
Total Acquired Hotels	4,109	$ 26.55	56.5%	$ 47.02	3,385	$ 27.96	61.7%	$45.34

Total Hotel Portfolio	10,702	$ 30.19	60.7%	$ 49.72	9,978	$ 31.85	63.8%	$49.96

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana